Exhibit 10.2

SECURED PROMISSORY NOTE

$2,500,000	January 1, 2023
(Two Million Five Hundred Thousand Dollars)	State of Nevada

FOR VALUE RECEIVED, United Product Development Corp. (“Borrower”), a Nevada corporation having its principal place of business at 75 Pringle Way, 8th Floor, Suite 804, Reno, NV 89502 (“Borrower’s Address”), hereby promises to pay to Hall Global, LLC, a (“Lender”), Texas limited liability company having its principal place of business at c/o Dan Phillips, Esq., Hallett and Perrin, 1445 Ross Ave #2400, Dallas, TX 75202 (“Lender’s Address”), the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000) in United States currency (“Principal”) and interest accrued upon the Principal from January 1, 2023 (“Issue Date”) through and including December 31, 2024 (“Maturity Date”). The unpaid principal and all unpaid but accrued interest shall be due and payable on the Maturity Date.

Interest payable hereunder through and including the Maturity Date shall accrue at a simple interest rate equal to Nine Percent (9.0%) per annum, calculated on the basis of a 365-day year and actual days elapsed, and shall be paid in arrears on each due date hereunder (“Interest”). Principal and Interest due hereunder shall be due and payable in two installments pursuant to the following schedule:

Due Date	Principal	Interest	Total
December 31, 2023	$1,000,000	$225,000	$1,225,000
December 31, 2024	$1,500,000	$135,000	$1,635,000
TOTALS	$2,500,000	$360,000	$2,860,000

All principal and interest due and payable hereunder that has not been timely paid in accordance with the foregoing schedule shall be due and payable on or before the Maturity Date. The Principal plus any accrued but unpaid Interest evidenced by this Secured Promissory Note may be prepaid, in whole or in part, at any time prior to any Due Date, without penalty.

Any Principal and Interest accrued to the Maturity Date, either in part or in whole, that is not paid on the Due Date shall bear interest at a simple interest rate equal to Twelve Percent (12.0%) per annum and be payable on demand (“Default Interest”). In no event shall any Interest or Default Interest payable hereunder be compounded or exceed the maximum rate or amount permitted by applicable law.

Principal and Interest accrued thereon are payable to the Lender at the Lender’s Address or to such other nominee or address as the Lender may direct by written notice to the Borrower at the Borrower’s Address.

The Borrower and Lender hereby waive trial by jury in any action, proceeding, or counterclaim brought by any party hereto or any beneficiary hereof on any matter whatsoever arising out of or in any way connected with this Secured Promissory Note.

The Borrower and Lender acknowledge that this Secured Promissory Note is entered into upon condition that each such party has entered into and fully executed Security Agreement referencing this Secured Promissory Note and dated as of the same date hereof (the “Security Agreement”).

Secured Promissory Note	January 1, 2022

This Secured Promissory Note shall be governed by, and construed in accordance with, the laws of the State of Nevada, without regard for the conflicts of laws principles thereof, and any action or controversy arising under or in connection with this Secured Promissory Note shall be brought in a state or federal court located in the State of Nevada.

The Borrower’s failure to abide by or comply with or make any payment due under the terms of this Secured Promissory Note or the Security Agreement shall be deemed an “event of default”. Upon the occurrence of any event of default, Lender may exercise any rights and or remedies against the Borrower under the Security Agreement, including, but not limited to, acceleration of amounts owed, the exercise of any rights extended under the Security Agreement or otherwise, or a legal action against the Borrower for the amounts owed hereunder.

In the event of any discrepancy of language or interpretation between this Secured Promissory Note and the Security Agreement, the language and interpretation of the Secured Promissory Note shall govern and control each of this Secured Promissory Note and the Security Agreement.

This instrument may be executed in any number of counterparts, each of which, when taken together, will be deemed to be an original and one and the same instrument. This instrument will not become effective until all counterparts hereof have been duly executed by all parties hereto.

In witness whereof, the Borrower has caused this Secured Promissory Note to be executed on the date and year first above written.

“BORROWER” UNITED PRODUCT DEVELOPMENT CORP.

By:
Name: Mark Conte Title: President

Reviewed, agreed, and accepted as of January 1, 2022 by:

“LENDER” HALL GLOBAL, LLC

By:
Name: Jeff Guest Title: CEO